Exhibit 10.2

August 31, 2022

Jerre Stead

[ADDRESS REDACTED]

Dear Jerre,

Congratulations on your retirement from Clarivate! As you transition from your role as Chair and CEO, to Non-Executive Chair and then to Chair Emeritus, this letter agreement sets out below the details of your retirement and separation from Clarivate.

This agreement, Attachments A and B hereto (collectively, the “Agreement”) outlines the terms between the Clarivate group of companies (the “Company”) and you (the Company and you are collectively referred to as the "Parties") regarding your retirement and transition from the Company.

The Parties agree as follows:

1.	CEO: This Agreement confirms discussions concerning your retirement and transition from employment effective September 1, 2022 (the “Employment Transition Date”). In connection with entering into this Agreement, you acknowledge and agree that, effective from the Employment Transition Date, you will automatically retire from all your director and officer positions of the Company, including your position as Chief Executive Officer of the Company, except as expressly set forth below.

2.	Non-Executive Chair: Following the Employment Transition Date, you shall serve as the Non-Executive Chair of the Company’s board of directors (the “Board”).

3.	Chair Emeritus: Effective October 21, 2022 (the “Emeritus Transition Date”), you will automatically retire from your position, as the Non-Executive Chair of the Board and shall transition to serving as the Chair Emeritus of the Board, with the terms and conditions of service set forth in this Agreement (“Chair Emeritus”). You will continue to serve as Chair Emeritus through the date of the Company’s 2025 annual shareholders meeting, currently anticipated to occur in May 2025.

As Chair Emeritus, you shall be subject to the following terms and conditions:

A.	You shall make yourself available for consulting and advisory services, which shall be provided at such times as may be reasonably requested from time to time by the Board or the Chief Executive Officer, including attendance at any meeting of the Board or a committee thereof.

B.	If you attend any meetings of the Board, your presence or absence at any such meeting shall not be taken into consideration for quorum purposes. You may not vote on any matter presented to the Board, whether at any meeting of the Board or in the form of a written consent.

C.	You shall not be a member of the Board and your position shall not be subject to the election by the Company’s shareholders. As Chair Emeritus, you shall not be subject to the fiduciary duties imposed on members of the Board, whether by applicable law or by the Company’s Articles of Association.

4.	Compensation:

A.	Until the Employment Transition Date, you will continue to be paid your salary and other benefits through the Company’s payroll. The Company will also reimburse you for any authorized business expenses incurred through your actual last day worked.

B.	Subject to your execution of this Agreement, you shall be eligible to receive a bonus under the Company’s Annual Incentive Plan (“AIP”), calculated on the same basis and performance results as the Company’s other named executive officers and pro-rated based on your service through the Employment Transition Date. Such bonus shall be paid at the same time as bonuses are generally paid under the AIP and in no event later than March 15, 2023.

C.	Your participation in employee benefits including shall terminate on August 31, 2022. On the Employment Transition Date, you will not be entitled to receive any employee benefits, except for group health coverage continuation in accordance with COBRA and 401(k) benefits, if any.

D.	Except as set out in Paragraph 1.E below, you shall not be eligible to receive, and you expressly waive any right you may otherwise have to, any compensation with respect to your service as the Non-Executive Chair of the Board or your service as Chair Emeritus, whether under any director compensation policy adopted by the Company or otherwise.

E.	Consistent with the terms of your existing award agreements, all unvested RSUs and PSUs you hold shall remain outstanding and eligible to vest in accordance with their terms, subject to your continued service with the Company through the applicable vesting date (including, for the avoidance of doubt, your service as Chair Emeritus) and, in the case of any PSUs, subject to the achievements of the applicable performance metrics. In addition, consistent with the terms of your existing award agreements, all unvested RSUs and PSUs you hold will vest immediately in the event of your death or disability and any outstanding, vested stock options you hold shall remain outstanding and exercisable through the dates specified in such agreements.

5.	Miscellaneous:

A.	Entire Agreement: This Agreement and each of your equity award agreements represents the entire agreement of the Parties with respect to the subject matter hereof. All prior understandings relating to the subject matter of this Agreement, whether oral or written, are hereby superseded by this Agreement other than any documents expressly referenced in this Agreement or incorporated herein by reference. For the avoidance of doubt, the terms and conditions of any confidentiality obligations between you and the Company under the equity agreements shall continue in force and effect following the date of this Agreement.

B.	Cooperation: You hereby agree to reasonably cooperate with the Company after your retirement and separation from the Company, in connection with any existing or potential claim, investigation, administrative proceeding, lawsuit or other legal or business matter that arose during, or in connection with your employment with the Company. The Company shall reimburse you for your reasonable out-of-pocket expenses incurred in connection therewith.

C.	Insurance: This Agreement does not affect or limit your rights, or benefits under any insurance policies maintained by the Company including, but not limited to, D&O or other similar insurance policies, where you may be entitled to indemnification, including cost of defense, in any lawsuit or claim involving acts or omissions by you in the course and scope of your employment with the Company. The Company will continue to maintain appropriate insurance policies or indemnification in place covering the period of your service to the Company. The Company will continue to provide you with indemnification and advancement of expenses pursuant to any written indemnification agreement with the Company to which you are a party, the Memorandum and Articles of Association and other organizational documents of the Company and by law .

D.	Release: Attachment A contains a general release by you in favor of the Company. In addition, on behalf of the Company and its subsidiaries, branches, divisions, and affiliates, the Company hereby irrevocably and unconditionally releases and discharges you from any and all causes of action, suits, debts, claims, liabilities, demands, costs, expenses, attorneys’ fees, damages, indemnities and obligations of any kind or nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, foreseeable and unforeseeable, which have existed or may have existed, or which do exist, at any time prior to and including the date on which the Company signs this Agreement, other than any claims that cannot lawfully be waived and provided that this release shall not extend to any matter in respect of any actual fraud or willful default which may attach to you.

E.	Restrictive Covenants: Notwithstanding anything in any other agreement between you and the Company to the contrary relating to the restrictive covenants, you undertake to comply with the restrictive covenant obligations contained in Attachment B.

F.	Non-Disparagement: The Parties agree that, before and at any time following the expiration of the Chairman Emeritus position, neither party will engage in any disparagement and will refrain from making any false, negative or critical statement, implied or expressed, concerning the Company or you. The Parties further agree to do nothing that would damage your or the Company’s reputation.

G.	Whistleblower Reporting: Nothing in this Agreement nor otherwise is intended to prohibit you from disclosing this Agreement to, or from cooperating with or reporting violations to, the SEC or any other such governmental authority or self-regulatory organization, and you may do so without notifying the Company. The Company may not retaliate against you for any of these activities, and nothing in this Agreement or otherwise would require you to waive any monetary award or other payment that you might become entitled to from the SEC or any other governmental authority.

H.	Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona, except where preempted by federal law. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of the Agreement in full force and effect. Should the general release in Attachment A be declared unlawful or unenforceable by a court of competent jurisdiction, you agree to sign a new general release which is in a form acceptable to the Company for no additional consideration.

6.	Execution: Subject to your later revocation as set forth below, you have 21 days following the Employment Transition Date to consider and to execute this Agreement. If you choose not to execute this Agreement during that time period you will forfeit the right to receive the benefits provided in this Agreement and this Agreement will be deemed to be automatically withdrawn and of no legal effect. You understand that you may revoke your acceptance of this Agreement after signing it by delivering a written notice of your decision to revoke within 7 calendar days after the acceptance date. You understand that your right to receive the benefits outlined in this Agreement shall be forfeited if you revoke your signature within the revocation period. You also acknowledge that but for this Agreement, you would not be entitled to the benefits set forth in Paragraph 4.B or the benefits provided by the opportunity to continue to serve as Chairman Emeritus.

Let me take this opportunity to express on behalf of the board, leadership team and all of the colleagues thank you for your leadership and guidance. It has been a pleasure to work with you to position Clarivate for a successful future.

Sincerely,

On behalf of Clarivate

/s/ Julie Wilson

Julie Wilson
Chief People Officer

Accepted and Agreed by:

/s/ Jerre Stead
Jerre Stead

Date	August 31, 2022

ATTACHMENT A

RELEASE

Pursuant to the Agreement to which this Release is attached, you acknowledge and agree as follows:

1.	General Release: In consideration for the payments and benefits described herein, on behalf of yourself, your predecessors, heirs, executors, administrators, successors and assigns, you hereby irrevocably and unconditionally release and discharge the Company and its and their past, present, and future parents, subsidiaries, branches, divisions, and affiliates, and its and their past, present, and future shareholders, employees, officers, directors, agents, representative, fiduciaries and attorneys, individually and in their official capacities (collectively, the “Released Parties”), from any and all causes of action, suits, debts, claims, liabilities, demands, costs, expenses, attorneys’ fees, damages, indemnities and obligations of any kind or nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, foreseeable and unforeseeable, which have existed or may have existed, or which do exist, at any time prior to and including the date on which you sign this Agreement, other than any claims that cannot lawfully be waived. This release includes, but is not limited to, any and all claims for employment discrimination including, but not limited to, any and all claims under federal, state or local fair employment laws or practices or other employee relations statutes and amendments (including without limitation the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Lilly Ledbetter Fair Pay Act of 2009, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act, the Occupational Safety and Health Act, and the Sarbanes-Oxley Act of 2002), Executive Order 11246; 42 U.S.C. §§ 1981, 1985, 1988, any and all other claims arising under any federal, state, or local constitutional law, statutory law, common law, regulations, ordinances, or equity, contract, or other source of law, including any and all claims or rights under federal, state or local laws, regulations or ordinances relating to the payment of wages, bonuses, incentives and other compensation to employees; any and all claims arising under the laws of the State of Arizona; any and all claims arising under the Worker Adjustment and Retraining Notification Act (WARN), and any applicable state laws that provide for benefits similar to WARN; any and all claims pursuant to any other federal, state or local statutes, regulations, ordinances or executive orders; any and all claims based on any rule, common law or public policy; any and all claims based in contract, whether oral or written, express or implied; any claims based in tort, or any other obligation. You confirm that you have not filed any claim in a civil action or complaint in an administrative action against the Company, that no claims or complaints or other proceedings are pending in any court or other forum relating directly or indirectly to your employment with the Company and/or separation from employment, and that you have not raised a claim of discrimination or harassment with the Company. You affirm that you have been provided and/or have not been denied any leave requested under the Family and Medical Leave Act or applicable state leave laws. You further affirm that you have been paid and received all compensation, wages, bonuses, commissions and benefits due to you as of the date you sign this Agreement. You confirm and acknowledge that this Agreement reflects any and all separation and/or severance payments to which you are entitled under any applicable plan, agreement or practice.

2.	You understand that by signing this Agreement you are providing a complete waiver of all claims that may have arisen, whether known or unknown, up until the time that this Agreement is executed by you, other than any claims that cannot lawfully be waived. You are not waiving any rights to enforce the terms of the Agreement, including your rights to indemnification, as an officer and/or director of the Company pursuant to the Company’s Memorandum and Articles of Association. It is understood that this Agreement does not constitute an admission of liabilities on the part of the Released Parties, by whom any liability is expressly denied, but is instead made to terminate any controversy or potential controversy with respect to your employment or the cessation of your employment with the Company.

3.	Since the execution of this Agreement releases the Company and the Released Parties from all claims you may have, the Company advises you to take time to consider this Agreement and to consult with an attorney of your choice prior to signing it. Please indicate your understanding, acceptance and approval of this Agreement by signing your name and dating your signature where indicated below.

4.	BY SIGNING BELOW, YOU ACKNOWLEDGE THAT YOU HAVE READ AND UNDERSTOOD THE TERMS AND CONDITIONS OF THIS AGREEMENT, THAT YOU HAVE BEEN ADVISED TO CONSULT WITH COUNSEL OF YOUR CHOICE AND THAT YOU KNOWINGLY AND VOLUNTARILY ENTER INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS YOU HAVE OR MIGHT HAVE AGAINST THE COMPANY AND THE RELEASED PARTIES UP TO THE DATE YOU SIGNED THIS AGREEMENT.

I acknowledge and agree that I must return an executed copy of this Release to Julie Wilson.

Accepted and Agreed by:

/s/ Jerre Stead
Jerre Stead

Date	August 31, 2022

ATTACHMENT B

RESTRICTIVE COVENANTS

A.	Non-Competition. You agree that during the remainder of the term of your service with the Company, but in no event longer than the period ending May 31, 2025 (the “Relevant Period”), you will not directly or indirectly:

a.	Provide to a Competitive Enterprise the same or similar services that you performed during your employment with the Company. For purposes of this Agreement, “Competitive Enterprise” shall mean any entity that engages in any business of the Company which you were actively involved with at any time during the twelve (12) months immediately before the Employment Transition Date; or

b.	Own more than 5% of a Competitive Enterprise the securities of which are listed on national securities exchange or own more than 10% of a Competitive Enterprise whose securities are not listed on a national securities exchange at the time of the investment.

You acknowledge that the Company is involved in a global business ad it is reasonable and necessary to protect the Company’s legitimate business interests for the provisions of this  Paragraph A to apply to the United States and in any other country where you provided services for and/or on behalf of the Company during the twelve (12) months prior to the Employment Transition Date.

B.	Non-Solicitation of Customers. You agree that during the Relevant Period, you will not directly or indirectly solicit or call upon with any current, former or prospective customer of the Company for the purpose of providing or obtaining any product or service reasonably deemed competitive with any product or service then offered by the Company. This restriction shall apply only to any current, former or prospective customer of the Company with whom you had contact with during the last twelve (12) months of your employment with the Company.

C.	Non-Solicitation of Employees. You agree that during the Relevant Period, you will not directly or indirectly knowingly solicit, recruit or hire any other employee of the Company with whom you had contact during your employment with the Company other than any such employee whose employment with the Company terminated at least six months prior to such solicitation, recruitment or hiring.